                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
[_]Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             US AIRWAYS GROUP, INC.
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
   22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                             US Airways Group, Inc.
                               2345 Crystal Drive
                           Arlington, Virginia 22227

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997
                           PHILADELPHIA, PENNSYLVANIA

                               ----------------

                                                                  March 31, 1997

To the Stockholders of
 US Airways Group, Inc.

  The 1997 annual meeting of stockholders of US Airways Group, Inc. (the "Company") will be held at the Pennsylvania Convention Center, 12th and Arch Streets, Philadelphia, Pennsylvania on May 21, 1997 at 9:30 a.m. local time, to consider and act on the following matters:

    1. The election of 10 directors to hold office for one year or until their successors are elected and qualified (Item No. 1).

    2. Ratification of the selection of auditors of the Company for fiscal year 1997 (Item No. 2).

    3. Consideration of two stockholder proposals as described in the accompanying Proxy Statement (Item Nos. 3 and 4).

    4. The transaction of such other business as may properly come before the meeting.

  Eligible stockholders of record at the close of business on March 24, 1997 will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting may be examined at the executive offices of the Company at 2345 Crystal Drive, Arlington, Virginia.

                                          By Order of the Board of Directors

                                              Michelle V. Bryan
                                                  Secretary

  IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             US AIRWAYS GROUP, INC.
                               2345 CRYSTAL DRIVE
                           ARLINGTON, VIRGINIA 22227

                               ----------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997

                               ----------------

                                  INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of US Airways Group, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders in Philadelphia, Pennsylvania on May 21, 1997. Enclosed with this Proxy Statement is notice of the meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 2345 Crystal Drive, Arlington, Virginia 22227, on or before the business day prior to the meeting or at the meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is March 31, 1997.

  Shares of the Company's common stock, par value $1.00 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the shares will be voted in accordance with the recommendations of the Board of Directors.

  Stockholders of record (other than holders of the Series B Preferred Stock (as defined below)) at the close of business on March 24, 1997 (the "Record Date") are entitled to vote at the meeting. On March 24, 1997 the Company had outstanding 64,579,770 shares of Common Stock, 358,000 shares of Series A Cumulative Convertible Preferred Stock, without par value ("Series A Preferred Stock"), 30,000 shares of Series F Cumulative Convertible Senior Preferred Stock, without par value ("Series F Preferred Stock"), 152.1 shares of Series T-1 Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series T-1 Preferred Stock"), and 9,919.8 shares of Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock, without par value ("Series T-2 Preferred Stock," and together with the Series T-1 Preferred Stock, "Series T Preferred Stock"). Each share of Common Stock is entitled to one vote (except as set forth below), each share of Series A Preferred Stock is entitled to 25.8099 votes, each share of Series F Preferred Stock is entitled to 515.295 votes, each share of Series T-1 Preferred Stock is entitled to
487.8049 votes and each share of Series T-2 Preferred Stock is entitled to
378.7879 votes. From time to time, the voting power of the Series F Preferred Stock and Series T Preferred Stock may be limited by then applicable
U.S. statutory and U.S. Department of Transportation (the "DOT") regulatory foreign ownership restrictions ("Foreign Ownership Restrictions") the breach of which could result in the loss of any operating certificate or authority of the Company or certain of its subsidiaries. As of the date hereof, the Company does not believe that Foreign

Ownership Restrictions limit the voting power of the Series F Preferred Stock and the Series T Preferred Stock and the Company expects that the shares of these series of preferred stock will be entitled to their full voting power at the annual meeting. The Company's Restated Certificate of Incorporation (the "Restated Charter") generally provides that so long as British Airways Plc ("BA") beneficially owns 20% or more of the voting power of the Company's voting stock, any foreign entity which, subject to certain exceptions, holds shares of the Company's voting stock shall have no voting rights in respect of, and shall not be entitled to vote, such shares on any matter.

  On February 21, 1997, USAir Group, Inc. changed its corporate name to US Airways Group, Inc. and its subsidiary, USAir, Inc., changed its name to US Airways, Inc. All references herein to the Company refer to US Airways Group, Inc. and its predecessor, USAir Group, Inc. and all references to US Airways refer to US Airways, Inc. and to its predecessor, USAir, Inc.

REQUIRED VOTES

  The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting together as a single class, will elect candidates for director (Item No. 1 on your proxy). Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The vote of the holders of at least a majority of the shares of Common Stock, determined as if each holder of Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock had converted such shares of preferred stock into Common Stock immediately prior to the Record Date, present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class, is required (i) to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for 1997 (Item No. 2) and (ii) to approve each of the stockholder proposals (Items Nos. 3 and 4). Therefore, abstentions as to these particular proposals will have the same effect as votes against such proposals. Broker non-votes as to these particular proposals, however, will be deemed shares of stock not entitled to vote on such proposals, will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

                         BENEFICIAL SECURITY OWNERSHIP

  The following information pertains to Common Stock, Series A Preferred Stock, Series F Preferred Stock, Series T Preferred Stock and Depositary Shares ("Depositary Shares"), each representing 1/100 of a share of the Company's $437.50 Series B Cumulative Convertible Preferred Stock, without par value ("Series B Preferred Stock"), beneficially owned by all directors, nominees for director and executive officers of the Company as of January 31, 1997. Unless indicated otherwise, the information refers to ownership of Common Stock. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                NUMBER OF   PERCENT OF
       OWNER                                     SHARES      CLASS(1)
       -----                                    ---------   ----------
DIRECTORS AND NOMINEES FOR DIRECTOR
 Robert W. Bogle..............................     1,500
 Edwin I. Colodny.............................    39,512(2)
 Mathias J. DeVito............................       700
 Rakesh Gangwal...............................   571,275(3)

                                                  NUMBER OF                       PERCENT OF
       OWNER                                       SHARES                          CLASS(1)
       -----                                     -----------                      ----------
 George J. W. Goodman.........................           200 Depositary Shares(4)
 John W. Harris...............................         1,000(5)
 Edward A. Horrigan, Jr.......................           500
 Robert LeBuhn................................         8,000
 John G. Medlin, Jr...........................         2,000
 Hanne M. Merriman............................         1,500
 Raymond W. Smith.............................           500
 Stephen M. Wolf..............................     1,371,379(6)
EXECUTIVE OFFICERS
 W. Thomas Lagow..............................       180,652(7)
 John R. Long III.............................       120,469(8)
 Lawrence M. Nagin............................       136,105(9)
19 directors, nominees for director and execu-
tive officers of the Company as a group........  2,648,868.5(10)                     4.1%

--------
 (1) Percentages are shown only where they exceed one percent of the number of shares outstanding and, in the case of Common Stock holdings, are based on shares of Common Stock outstanding on January 31, 1997.
 (2) The listing of Mr. Colodny's holding includes 20,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options.
 (3) The listing of Mr. Gangwal's holding includes 200,000 shares of Common Stock held by Mr. Gangwal which are subject to certain restrictions ("Restricted Stock") and 340,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options.
 (4) Mr. Goodman's holding of Depositary Shares is convertible into 498.5 shares of Common Stock.
 (5) The listing of Mr. Harris' holding includes 600 shares of Common Stock for which he has shared voting and dispositive power.
 (6) The listing of Mr. Wolf's holding includes 243,750 shares of Restricted Stock and 1,075,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options.
 (7) The listing of Mr. Lagow's holding includes 150,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options and 12,250 shares of Restricted Stock.
 (8) The listing of Mr. Long's holding includes 89,250 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options and 12,250 shares of Restricted Stock.
 (9) The listing of Mr. Nagin's holding includes 40,000 shares of Restricted Stock and 90,000 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options.
(10) The listing of all directors', nominees' and officers' holdings includes, in the case of Depositary Shares, the number of shares of Common Stock into which the Depositary Shares are convertible, and also includes 1,933,500 shares of Common Stock issuable within 60 days of January 31, 1997 upon exercise of stock options and 541,500 shares of Restricted Stock.

  Effective in May 1996, the compensation for directors was changed from cash compensation plus retirement income to cash and stock compensation. Each year active directors receive a grant of 1,500 stock options and 500 deferred stock units, both of which vest one year after grant. Establishing stock based compensation for directors is intended to more closely align directors' financial interests with that of shareholders of the Company. Additionally, effective December 31, 1995 the Retirement Plan for Outside Directors of USAir Group, Inc. was terminated and the value of the accrued benefits for past service was converted into units of phantom stock of the Corporation ("Deferred Stock Units") based on the average price of the stock in the month of December 1995. Set forth below are the number of options and Deferred Stock Units held by each director and nominee for director pursuant to the aforementioned compensation programs. Although each Deferred Stock Unit represents the economic equivalent of a share of Common Stock, no voting rights are attached thereto and the Deferred Stock Units lack certain other attributes of Common Stock.

                                             NUMBER OF       NUMBER OF DIRECTOR
   OWNER                                DEFERRED STOCK UNITS  STOCK OPTIONS(1)
   -----                                -------------------- ------------------
   DIRECTORS AND NOMINEES FOR DIRECTOR
      Robert W. Bogle..................         500.00             1,500
      Edwin I. Colodny.................       9,441.54             1,500
      Mathias J. DeVito................       8,569.29             1,500
      Rakesh Gangwal...................         -0-                 -0-
      George J. W. Goodman.............       8,569.29             1,500
      John W. Harris...................       1,825.49             1,500
      Edward A. Horrigan, Jr...........       9,140.53             1,500
      Robert LeBuhn....................       7,611.38             1,500
      John G. Medlin, Jr...............       7,685.42             1,500
      Hanne M. Merriman................       4,739.13             1,500
      Raymond W. Smith.................       3,194.78             1,500
      Stephen M. Wolf..................         -0-                 -0-

--------
(1) The stock options for each director vest on the earlier of the completion of their term or on May 23, 1997.
  The only persons known to the Company (from Company records and reports on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC")) which owned, as of January 31, 1997, more than 5% of each of its Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series F Preferred Stock and Series T Preferred Stock are listed below:

                                                                                          PERCENT
                                  NAME AND ADDRESS                   AMOUNT AND NATURE       OF
          TITLE OF CLASS          OF BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP CLASS(1)
          --------------          -------------------             ----------------------- --------
     Series A Preferred Stock     Berkshire Hathaway Inc.              358,000(2)        100.0%(3)
                                  1440 Kiewit Plaza
                                  Omaha, Nebraska 68131
     Series B Preferred Stock     M.D. Sass                            281,689(4)        6.6%
                                  1185 Avenue of the Americas
                                  New York, New York 10036
     Series B Preferred Stock     George Soros                         294,000(5)        6.9%
                                  888 Seventh Avenue
                                  New York, New York 10106
     Series B Preferred Stock     Ryback Management Corporation        427,900(6)       10.6%
                                  7711 Carondelet Ave.
                                  Box 16900
                                  St. Louis, Missouri 63105
     Series F Preferred Stock     BritAir Acquisition Corp. Inc.        30,000(7)        100.0%(8)
                                  75-20 Astoria Blvd.
                                  Jackson Heights, New York 11370
     Series T Preferred Stock     BritAir Acquisition Corp. Inc.      10,071.9(9)        100.0%(8)
                                  75-20 Astoria Blvd.
                                  Jackson Heights, New York 11370
     Common Stock                 Torchmark Corporation              3,704,800(10)       5.6%
                                  2001 Third Avenue
                                  South Birmingham, Alabama 35233
     Common Stock                 Tiger Management LLC              15,846,800(11)      24.7%
                                  101 Park Avenue
                                  New York, New York 10178

--------
(1) Represents percent of class of stock outstanding on January 31, 1997.
(2) Number of shares as to which such person has shared voting power--358,000; shared dispositive power--358,000.
(3) These shares of Series A Preferred Stock are owned directly by affiliates of Berkshire, are convertible, under certain circumstances and subject to certain antidilution adjustments, into 9,239,944 shares of Common Stock and represent approximately 10.2% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class.

 (4) As set forth in a Schedule 13D amendment dated January 23, 1997.
 (5) As set forth in a Schedule 13D amendment dated January 1, 1997.
 (6) As set forth in a Schedule 13G, dated January 27, 1997, as of December 31, 1996.
 (7) Number of shares as to which BA has sole voting power and sole dispositive power--30,000.
 (8) BritAir Acquisition Corp. Inc. is a wholly-owned subsidiary of BA and owns Series F Preferred Stock and Series T Preferred Stock pursuant to the Investment Agreement (as hereinafter defined). Series F Preferred Stock and Series T Preferred Stock are convertible, under certain circumstances on or after January 21, 1997 and subject to certain antidilution adjustments and Foreign Ownership Restrictions, into a total of 15,458,851 and 3,831,695 shares of Common Stock, respectively. Together, the Series F Preferred Stock and Series T Preferred Stock represent approximately 24.1% of the combined voting power of the outstanding Common Stock, Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock, voting as a single class.
 (9) Reflects 152.1 or 100% of the outstanding shares of Series T-1 Preferred Stock and 9,919.8 or 100% of the outstanding shares of Series T-2 Preferred Stock. BA has sole voting power and sole dispositive power as to all these outstanding shares of Series T Preferred Stock.
(10) As set forth in a Schedule 13G dated January 31, 1997, as of December 31, 1996, Waddell & Reed Investment Management Company has sole voting power and sole dispositive power over 3,296,700 of these shares. Each of Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc., United Investors Management Company, Liberty National Life Insurance Company and Torchmark Corporation claims sole voting and dispositive power over 3,704,800 shares.
(11) As set forth in a Schedule 13G dated February 12, 1997 (the "Tiger 13G"). As set forth in the Restated Charter, so long as BA beneficially owns 20% or more of the voting power of the Company's voting stock, any foreign corporation which holds shares of the Company's voting stock shall have no voting rights in respect of, and shall not be entitled to vote, such shares on any matter. As disclosed in the Tiger Schedule 13G, a portion of the shares of Common Stock is held by the Jaguar Fund N.V., a Netherlands Antilles corporation ("Jaguar Fund"). Therefore, in accordance with the Restated Charter, so long as BA continues to beneficially own 20% or more of the voting power of the Company's voting stock, the shares held by Jaguar Fund are not presently voting Common Stock.

RELATIONSHIP WITH BRITISH AIRWAYS

 Investment Agreement

  On January 21, 1993, the Company entered into an investment agreement with BA ("Investment Agreement"). On the same date, BA purchased Series F Preferred Stock from the Company for $300 million. In June 1993, pursuant to certain preemptive and optional purchase rights under the Investment Agreement, BA purchased Series T-1 Preferred Stock and Series T-2 Preferred Stock from the Company for an aggregate purchase price of approximately $100.7 million.

  Under the Investment Agreement, BA and the Company have certain rights to cause the purchase of additional preferred stock of the Company by BA and the Company has certain rights to redeem the Series F Preferred Stock and the Series T Preferred Stock currently held by BA. Based on BA's announced intention to pursue the sale of the Series F Preferred Stock and the Series T Preferred Stock in accordance with the procedures described below, the Company expects that neither the purchase rights nor the redemption rights described above will be exercised.

  On December 17, 1996, BA delivered a notice (the "First Sale Notice") to the Company of its intent to sell in one or more underwritten public offerings or privately negotiated transactions, all of the shares of Series F Preferred Stock and Series T Preferred Stock. Under the Investment Agreement, the First Sale Notice triggered (i) a right of first offer of the Company to purchase all (or in certain circumstances, any portion) of such shares at prices ("Offer Prices") set forth in the First Sale Notice (the "Right of First Offer") and (ii) a public offering registration procedure (the "Public Offering Procedure"). The Offer Prices set forth in the First Sale Notice for the Series F and the Series T-1 were established for purposes of both a private sale and a public offering, while the Offer Price for the Series T-2 was set forth for a private sale only. The Right of First Offer with respect to the Series F and Series T-1 expired on February 15, 1997. On March 14, 1997, BA delivered a notice (the "Second Sale Notice") to the Company triggering a second right of first offer (the

"Series T-2 Right of First Offer") of the Company to purchase all (or in certain circumstances, any portion) of the Series T-2 shares at the price set forth in the Second Sale Notice. The Series T-2 Right of First Offer will expire on May 14, 1997.

  Because the Company elected not to exercise the Right of First Offer, BA is free to complete a sale on terms no less favorable to BA than those set forth in the First Sale Notice, provided that (i) such sale is closed by August 14, 1997 (or 180 days following the initial filing of the Company's registration statement in conjunction with the Public Offering Procedure), (ii) in the case of a public offering of Series F or Series T-1, the sale price may be higher or lower than the price offered in the First Sale Notice and (iii) in the case of a privately negotiated transaction, the price must be equal to or higher than the price offered in the First Sale Notice. In the event the Company does not exercise the Series T-2 Right of First Offer, BA will be free to complete a sale of the Series T-2 in a public offering on terms no less favorable to BA than those set forth in the Second Sale Notice, provided that the sale price may be higher or lower than the price offered in the Second Sale Notice.

  In the First Sale Notice, BA also exercised the Public Offering Procedure under the Investment Agreement to cause the Company to use its "reasonable efforts" to register the Series F Preferred Stock and Series T Preferred Stock for sale in an underwritten public offering at BA's request on up to three occasions.

  On January 28, 1997, the Company received notice that BA's representatives, Messrs. Ayling, Stevens and Maynard, resigned as directors of the Company and on February 12, 1997, the Company received notice that such individuals resigned as directors of US Airways. In the letter of resignation concerning the US Airways Group Board resignation, BA waived its current and future rights under the Investment Agreement to US Airways Group Board representation.

  The preceding summary of the Investment Agreement, the Series F Preferred Stock and the Series T Preferred Stock and any other references to such documents or securities herein do not purport to be complete and are subject to, and qualified in their entirety by reference to, Appendices I-IX to the Company's Proxy Statement dated April 26, 1993 and the material under the captions "Relationship with British Airways" and "British Airways Investment Agreement" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

 Certain Litigation

  On July 30, 1996, the Company and US Airways initiated a lawsuit in United States District Court for the Southern District of New York against British Airways, BritAir Acquisition Corp., Inc., American and American's parent company, AMR Corp. The Company and US Airways have claimed that British Airways, in pursuit of an alliance with American, is responsible for breaches of fiduciary duty to the Company and US Airways and has violated certain provisions of the Investment Agreement. The lawsuit also claims that the defendants are in violation of U.S. antitrust laws that prohibit conduct that harms competition. The defendants have filed motions to dismiss these claims, which motions remain pending.

                       ELECTION OF DIRECTORS (ITEM NO. 1)

  Pursuant to the by-laws of the Company, as amended on March 26, 1997, the Board of Directors shall consist of 10 members. Each of the nominees listed below is currently a director of the Company. Each of the nominees listed below was elected in 1996 by the stockholders of the Company. Each director of the

Company is also a director of the Company's principal operating subsidiary, US Airways. Directors will be elected to hold office for one year or until the election and qualification of their successors. Proxies will be voted only for the nominees named below. Except as noted otherwise, the following biographies describe the business experience of each nominee for at least the past five years.

                                                                               SERVED AS
                                                                               DIRECTOR
                                                                                 SINCE
                                                                               ---------
Mathias J. DeVito, 66.......  Mr. DeVito is Chairman Emeritus of the Board and   1981
                              Chairman of the Executive Committee of The Rouse
                              Company (real estate development and manage-
                              ment). He also serves as a Director of First
                              Maryland Bancorp, Allied Irish Banks plc, and
                              subsidiaries of The Rouse Company. He is a mem-
                              ber of the Board of the Maryland Institute, Col-
                              lege of Art, Chairman of the Board of Empower
                              Baltimore Management Corporation and former
                              Chairman of the Greater Baltimore Committee. Mr.
                              DeVito is Chairman of the Human Resources Com-
                              mittee and a member of the Executive and Safety
                              Committees of the Board of Directors.

Rakesh Gangwal, 43..........  Mr. Gangwal became President and Chief Operating   1996
                              Officer of the Company and US Airways on Febru-
                              ary 19, 1996. Prior thereto, Mr. Gangwal had
                              served as Executive Vice President--Planning and
                              Development of Air France since November 1994.
                              Mr. Gangwal previously served in a variety of
                              management roles at United Air Lines over an
                              eleven-year period, culminating in the role of
                              Senior Vice President--Planning.
George J. W. Goodman, 66....  Mr. Goodman is President of Continental Fideli-    1978
                              ty, Inc., which provides editorial and invest-
                              ment services. He is the author of a number of
                              books and articles on finance and economics un-
                              der the pen name "Adam Smith" and is the host of
                              a television series of that name seen on public
                              broadcasting stations in the U.S. and on other
                              networks abroad. He is a Director of Cambrex
                              Corporation and of New England Life. Mr. Goodman
                              also serves as a member of the Advisory Commit-
                              tee of the Center for International Relations at
                              Princeton University, and is a Life Trustee of
                              the Urban Institute. He is a member of the Human
                              Resources and Safety Committees of the Board of
                              Directors.
John W. Harris, 49..........  Mr. Harris is President of The Harris Group        1991
                              (real estate development). From 1972 through
                              1991, he was President of The Bissell Companies,
                              Inc. (real estate development). He is a Director
                              of Piedmont Natural Gas Company and Dominion
                              Capital. Mr. Harris is former Chairman of the
                              Greater Charlotte Chamber of Commerce, former
                              Chairman of the Board of Trustees of the Univer-
                              sity of North

                                                                                SERVED AS
                                                                                DIRECTOR
                                                                                  SINCE
                                                                                ---------
                               Carolina and he serves on the boards of several
                               community service organizations. He is Chairman
                               of the Safety Committee and a member of the Au-
                               dit and Human Resources Committees of the Board
                               of Directors.
Edward A. Horrigan, Jr., 67..  Mr. Horrigan is the retired Vice Chairman of the   1987
                               Board of RJR Nabisco, Inc. and retired Chairman
                               and Chief Executive Officer of R. J. Reynolds
                               Tobacco Company, Winston-Salem, North Carolina
                               (consumer products). He is also the former
                               Chairman and CEO of Liggett Group (consumer
                               products). He is a Director of The Haggai Foun-
                               dation. Mr. Horrigan is a member of the Audit
                               and Nominating Committees of the Board of Direc-
                               tors.
Robert LeBuhn, 64............  Mr. LeBuhn was the Chairman of Investor Interna-   1966
                               tional (U.S.), Inc. (investments) until his re-
                               tirement in December 1994. He is now a private
                               investor and is a Director of Acceptance Insur-
                               ance Companies, New Jersey Steel, Cambrex Corpo-
                               ration and Enzon, Inc. He is Trustee and Presi-
                               dent of the Geraldine R. Dodge Foundation,
                               Morristown, New Jersey and is a member of the
                               New York Society of Security Analysts. He is a
                               member of the Executive and Nominating Commit-
                               tees of the Board of Directors.
John G. Medlin, Jr., 63......  Mr. Medlin is Chairman of the Board and, until     1987
                               December 31, 1993, was Chief Executive Officer
                               of Wachovia Corporation (bank holding company).
                               Mr. Medlin also serves as a Director of
                               BellSouth Corporation, Burlington Industries,
                               Inc., Media General, Inc., National Services In-
                               dustries, Inc., RJR Nabisco Holdings Corp. and
                               Nabisco Holdings Corp. He is Chairman of the
                               Nominating Committee and a member of the Execu-
                               tive and Human Resources Committees of the Board
                               of Directors.
Hanne M. Merriman, 55........  Mrs. Merriman is the Principal in Hanne Merriman   1985
                               Associates (retail business consultants). Previ-
                               ously, she served as President of Nan Duskin,
                               Inc. (retailing), President and Chief Executive
                               Officer of Honeybee, Inc., a division of Spie-
                               gel, Inc., and President of Garfinckel's, a di-
                               vision of Allied Stores Corporation. Mrs. Merri-
                               man is a Director of CIPSCO, Inc. Central Illi-
                               nois Public Service Company, State Farm Mutual
                               Automobile Insurance Company, The Rouse Company,
                               Ann Taylor Stores Corporation and T. Rowe Price
                               Mutual Funds. She is a member of the National
                               Women's Forum and a Trustee of The American-
                               Scandinavian Foundation. She was a member

                                                                          SERVED AS
                                                                          DIRECTOR
                                                                            SINCE
                                                                          ---------
                         of the Board of Directors of the Federal Reserve
                         Bank of Richmond, Virginia from 1984-1990 and
                         served as Chairman in 1989-1990. Mrs. Merriman
                         is Chairman of the Audit Committee and is a mem-
                         ber of the Executive and Safety Committees of
                         the Board of Directors.
Raymond W. Smith, 59.... Mr. Smith is Chairman of the Board and Chief Ex-   1990
                         ecutive Officer of Bell Atlantic Corporation,
                         which is engaged principally in the telecommuni-
                         cations business and is one of the seven re-
                         gional companies formed as a result of the di-
                         vestiture of the Bell System. Previously, Mr.
                         Smith had served as Vice Chairman and President
                         of Bell Atlantic and Chairman of The Bell Tele-
                         phone Company of Pennsylvania. He is a member of
                         the Board of Directors of CoreStates Financial
                         Corporation, Westinghouse Electric Corporation,
                         a trustee of the Carnegie Mellon University and
                         is active in many civic and cultural organiza-
                         tions. He is a member of the Human Resources and
                         Nominating Committees of the Board of Directors.
Stephen M. Wolf, 55..... Mr. Wolf is Chairman of the Board of Directors     1996
                         and Chief Executive Officer of the Company and
                         US Airways and was elected to those positions in
                         January 1996. Immediately prior to joining US
                         Airways, Mr. Wolf was a senior advisor to the
                         investment bank Lazard Freres & Co. Mr. Wolf was
                         Chairman, President and Chief Executive Officer,
                         UAL Corporation, and President and Chief Execu-
                         tive Officer of United Air Lines, Inc. from De-
                         cember 1987 until July 1994. Mr. Wolf was Chair-
                         man, President and Chief Executive Officer of
                         United from May 1988 until July 1994. Previous-
                         ly, Mr. Wolf served as Chairman, President and
                         Chief Executive Officer of Tiger International,
                         Inc. (1987) in addition to serving as Chairman,
                         President and Chief Executive Officer of the
                         Flying Tiger Line Inc. (1986-1987), and he was
                         President and Chief Executive Officer of Repub-
                         lic Airlines, Inc. during 1984-1986. Mr. Wolf is
                         a Director of Philip Morris
                         Companies, R.R. Donnelley & Sons Co., The
                         Brookings Institution, and the Alzheimer's Dis-
                         ease and Related
                         Disorders Association. He is also a trustee of
                         Northwestern University and Rush-Presbyterian-
                         St. Luke's Medical Center. Mr. Wolf is also
                         Chairman of the Executive
                         Committee.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company held ten meetings in 1996. The Board of Directors has established the following standing committees: Audit Committee, Executive Committee, Human Resources Committee, Nominating Committee and Safety Committee. During 1996, the Audit Committee held seven meetings, the Human Resources Committee held five meetings, the Nominating Committee held one meeting, and the Safety Committee held two meetings.

  The Audit Committee, in consultation with financial officers of the Company and the independent public accountants, assists in establishing the scope of the annual audit. The Audit Committee (1) reviews annual and quarterly financial statements and periodic reports filed with the SEC, (2) recommends to the Board of Directors the appointment of independent public accountants, (3) reviews the annual programs of the internal audit staff and (4) reviews programs designed to protect and maintain the assets of the Company, including insurance and internal security programs.

  The Human Resources Committee reviews the salaries, incentive compensation, stock option and restricted stock grants, retirement and other benefits which accrue to officers of the Company and its subsidiaries. The Human Resources Committee makes recommendations to the Board of Directors concerning the adequacy of existing and proposed levels of compensation and benefits for the Chief Executive Officer.

  The Nominating Committee is responsible for making recommendations regarding the nomination of individuals for election to the Board of Directors. The Nominating Committee will consider individuals recommended by stockholders. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

  During 1996, each of the incumbent directors seeking reelection attended 75 percent or more of the meetings of the Board of Directors and of the committees on which the director served.

COMPENSATION OF DIRECTORS

  The annual retainer and meeting fee payable to directors in 1996 were $22,000 and $1,000, respectively, payable to nonemployee directors. Mr. DeVito, Chairman of the Human Resources Committee, Mrs. Merriman, Chairman of the Audit Committee, Mr. Medlin, Chairman of the Nominating Committee, and Mr. Harris, Chairman of the Safety Committee, each receives an additional fee of $2,000 per year for serving in those respective capacities. Messrs. Wolf and Gangwal receive salaries in their capacities as officers of US Airways and receive no additional compensation as directors of the Company and US Airways.

  Prior to 1996, the Company maintained a retirement plan for outside directors. The retirement benefit payable under the plan was 100% of the highest annual retainer in effect during the five years prior to retirement. The Company terminated the retirement plan for directors as of December 31, 1995. Pursuant to such termination, (i) no individual who first becomes a director on or after December 31, 1995 will participate in the retirement plan and (ii) directors as of December 31, 1995 were credited with Deferred Stock Units equal in value to the present value of their accrued benefits as of December 31, 1995. Such Deferred Stock Units will be paid in cash following the director's termination of service.

  Effective in 1996 and thereafter, directors also receive an annual grant of 1,500 stock options. Also effective in 1996 and thereafter, directors receive an annual grant of 500 Deferred Stock Units. These Deferred Stock Units and options will vest after the director serves his or her full one-year term. The addition of stock-based compensation in lieu of a retirement plan for directors is designed to increase the alignment of directors' compensation with stockholder interests.

  The director, the director's spouse and the director's dependent children are provided transportation on US Airways and reimbursement for federal income taxes incurred thereon. During 1996, the average value of this transportation and tax reimbursement was approximately $5,000 per director.

EXECUTIVE OFFICERS

  In January 1996, Stephen M. Wolf was appointed Chairman and Chief Executive Officer of the Company and US Airways, succeeding Seth E. Schofield, who retired after 38 years with US Airways. In February 1996, Rakesh Gangwal was appointed President and Chief Operating Officer of the Company and US Airways, succeeding Frank L. Salizzoni and Lawrence M. Nagin was appointed Executive Vice President--Corporate Affairs and General Counsel of the Company, succeeding James T. Lloyd. In February 1997, W. Thomas Lagow, Executive Vice President--Marketing, of US Airways, resigned.

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Table below sets forth the compensation paid during the years indicated to each individual who served as the Chief Executive Officer during any portion of the last fiscal year and the four remaining most highly compensated executive officers of the Company (including its subsidiaries).

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                          -----------------------------------------   --------------------------
                                                          OTHER
   NAME AND PRINCIPAL                                     ANNUAL      RESTRICTED STOCK              ALL OTHER
        POSITION          YEAR  SALARY     BONUS(B)    COMPENSATION      AWARDS(H)      OPTIONS  COMPENSATION(M)
   ------------------     ---- --------    --------    ------------   ---------------- --------- ---------------
Stephen M. Wolf.........  1996 $451,923          --     $  145,962(D)    $5,118,750(I) 1,300,000   $   74,337
 Chairman of the Board    1995       --          --             --               --           --           --
 and Chief Executive      1994       --          --             --               --           --           --
 Officer
Rakesh Gangwal..........  1996 $330,769          --     $1,948,882(E)    $4,281,250(J)   850,000   $   89,704
 President and Chief      1995       --          --             --               --           --           --
 Operating Officer        1994       --          --             --               --           --           --
Lawrence M. Nagin.......  1996 $292,923    $275,000     $    2,400(F)    $  787,500(K)   225,000   $   89,265
 Executive Vice           1995       --          --             --               --           --           --
 President--Corporate     1994       --          --             --               --           --           --
 Affairs and General
 Counsel
W. Thomas Lagow.........  1996 $339,423          --             --               --           --   $  392,922(N)(O)
 Executive Vice           1995 $325,000    $ 96,688(C)          --       $  223,125(L)         -   $  354,202(N)(O)
 President--Marketing of  1994 $325,000    $      0             --               --           --   $  286,225(N)
 US Airways
John R. Long, III.......  1996 $329,654          --     $    6,687(G)            --           --   $  255,914(O)
 Executive Vice           1995 $275,000    $ 81,813(C)  $   21,847(G)    $  223,125(L)        --   $   62,328(O)
 President                1994 $275,000    $      0     $   36,458(G)            --           --   $   10,693
 --Human Resources of
 US Airways
Seth E. Schofield.......  1996 $ 53,846    $      0     $    2,152(G)            --           --   $5,459,530(P)
 Former Chairman and      1995 $417,908(A) $212,500(C)  $  228,949(G)            --           --   $   89,967
 Chief Executive          1994 $500,000    $      0     $  116,136(G)            --           --   $   74,821
 Officer of the Company
 and of US Airways

--------
(A) Amounts disclosed reflect a voluntary pay reduction incurred by Mr. Schofield during 1995 of $82,092.
(B) The Human Resources Committee has not yet taken action establishing the amount of the incentive awards to be paid to executives for the 1996 fiscal year.
(C) Earned in 1995 but paid in 1996.
(D) Amount disclosed includes $70,902 in living expenses reimbursed for 1996, $59,535 paid for tax liability on such amount (paid in 1997 for 1996 expenses), and $15,525 paid for financial/tax planning services (paid in 1997 for 1996 expenses).
(E) Amount disclosed includes $13,752 paid for automobile expenses and $1,935,130 paid to establish a $1 million (after-tax) deferred annuity, payable to Mr. Gangwal at retirement or severance.
(F) Amount disclosed was paid for tax and financial planning services.
(G) Amounts disclosed include for (i) 1995, $221,911 and $16,870, (ii) 1994, $108,633 and $29,410, received by Messrs. Schofield and Long, respectively, to cover incremental tax liability resulting from income derived from the lapsing of restrictions on the disposition of Restricted Stock. Any amounts disclosed in the column that are in excess of the amounts disclosed in the preceding sentence represent income derived from personal travel on US Airways.
(H) The aggregate number of shares of Restricted Stock held by each of Messrs. Wolf, Gangwal, Nagin, Lagow and Long on December 31, 1996, and the respective value of such shares based on the fair market value of the stock on such date were, respectively: Mr. Wolf--325,000 shares, $7,657,813. Mr. Gangwal--200,000 shares, $4,712,500; Mr. Nagin--40,000 shares, $942,500; Mr. Lagow--12,250 shares, $288,641; and Mr. Long--
    12,250 shares, $288,641.
(I) Mr. Wolf was awarded 325,000 shares of Restricted Stock effective January 22, 1996 vesting ratably on each of the four anniversaries of the effective grant date. The amount shown is based on the closing price ($15.75) on the grant date.
(J) Mr. Gangwal was awarded 250,000 shares of Restricted Stock effective February 19, 1996 vesting 20% on February 19, 1996 and 20% on each of the succeeding four anniversaries of the grant date. Amount shown is based on the closing price ($17.125) on the grant date.
(K) Mr. Nagin was awarded 50,000 shares of Restricted Stock effective February 6, 1996 vesting 20% on February 6, 1996 and 20% on each of the succeeding four anniversaries of the grant date. Amount shown is based on the closing price ($15.75) on the grant date.
(L) On November 28, 1995, each of Messrs. Lagow and Long were awarded 17,500 shares of Restricted Stock. Amount shown is based on closing price ($12.75) on such date. These shares vest 30%, 30% and 40% on each anniversary of the grant date.

                                             (footnotes continued on next page)

(M) Under the split dollar life insurance plan of US Airways, individual life insurance coverage is available to the named officers. In 1993, US Airways commenced paying the premium associated with this coverage. In 1994, 1995 and 1996 US Airways paid the remainder of the premium associated with the whole life component of the coverage. If all assumptions as to life expectancy and other factors occur in accordance with projections, US Airways expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued during 1996, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the named officers (plus the dollar value of premiums paid by US Airways with respect to term life insurance): Mr. Wolf--$57,415, Mr. Gangwal--$38,123, Mr. Lagow--$34,580, Mr. Long--$30,711, Mr. Nagin--$46,387 and Mr.
    Schofield--$50,043. During 1996, US Airways made contributions to the accounts of Messrs. Wolf, Gangwal, Nagin, Lagow, Long and Schofield in certain defined contribution pension plans in the following amounts:
    $16,922, $8,770, $12,000, $32,705, $30,425 and $4,615, respectively.
    During 1996, US Airways made the following moving expense payments to Messrs. Gangwal, Nagin and Long, respectively; $42,811, $30,878, and $113,204.
(N) Upon the commencement of his employment, US Airways agreed to pay Mr. Lagow $1 million over four years, which amount was intended to compensate him for restricted stock and stock options which he forfeited when he left his former employer. The amount disclosed includes the annual installment, $250,000, of the total payment.
(O) Amounts include profit sharing payments in 1996 and 1997 for fiscal years 1995 and 1996 attributable to pay reductions in 1991 and 1992 in the following amounts: 1995, Mr. Lagow $52,792 and Mr. Long $30,861; 1996--Mr. Lagow $75,637 and Mr. Long $81,574.
(P) Amount includes $2,094,078 in severance payments pursuant to his employment agreement and $3,310,794 in benefits payable pursuant to his supplemental pension arrangements.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information on stock option grants in 1996 to the named executive officers.


                                          PERCENT OF TOTAL
                         NUMBER OF SHARES OPTIONS GRANTED  EXERCISE             GRANT DATE
                            UNDERLYING      TO EMPLOYEES   OR BASE  EXPIRATION PRESENT VALUE
          NAME            OPTION GRANTED      IN 1996       PRICE      DATE        $(1)
          ----           ---------------- ---------------- -------- ---------- -------------
Stephen M. Wolf.........    1,300,000           52.3%      $12.1875  2/16/06    $10,078,900
Rakesh Gangwal..........      850,000           34.2       $14.875   2/28/06    $ 8,043,550
W. Thomas Lagow.........         0               0.0            --       --            0
John R. Long III........         0               0.0            --       --            0
Lawrence M. Nagin.......      225,000            9.1       $14.875   2/28/06    $ 2,129,175
Seth Schofield..........         0               0.0            --       --            0

--------
(1) The Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's projected volatility, the expected exercise period of the option, interest rates and the vesting features of the option. The following assumptions were used in determining the values under the Black-Scholes model: (i) risk-free rate of return: 5.65%, (ii) expected stock price volatility: 50%, (iii) exercise period of 8.37, and
    (iv) dividend yield: 0.00%. The actual value, if any, realized upon the exercise of a stock option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information on the number of options held by the named executive officers at fiscal year-end 1996. The unexercised options held by all of the officers were in-the-money based on the fair market value of the Common Stock on December 31, 1996 ($23.5625).

                                                                                          VALUE OF
                                                                NUMBER OF                UNEXERCISED
                                                               UNEXERCISED              IN-THE-MONEY
                                                            OPTIONS/SAR'S AT          OPTIONS/SAR'S AT
    NAME                                                      YEAR END (#)              YEAR-END ($)
    ----                 SHARES ACQUIRED VALUE REALIZED ------------------------- -------------------------
                           ON EXERCISE         $        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         --------------- -------------- ----------- ------------- ----------- -------------
Stephen M. Wolf.........          0         $     0       500,000      800,000    $5,687,500   $9,100,000
Rakesh Gangwal..........          0         $     0       170,000      680,000    $1,476,875   $5,907,500
W. Thomas Lagow.........      3,211(1)      $33,515       150,000            0    $  946,875   $        0
John R. Long III........      1,877(1)      $14,664        93,500            0    $  154,063   $        0
Lawrence M. Nagin.......          0         $     0        45,000      180,000    $  390,938   $1,563,750
Seth Schofield..........      5,569         $22,276       380,000            0    $1,079,688   $        0

--------
(1)Represents exercise of stock appreciation right.

RETIREMENT BENEFITS

  Prior to 1993, US Airways' retirement plan (the "Retirement Plan") for its salaried employees was comprised of two qualified plans. The Retirement Plan was designed so that the two plans, when aggregated, would provide noncontributory benefits based upon both years of service and the employee's highest three-year average annual compensation during the last ten calendar years of service. The primary plan is a defined benefit plan which provides a benefit based on the factors mentioned above. The primary plan is integrated with the Social Security program so that the benefits provided thereunder are reduced by a portion of the employee's benefits from Social Security. US Airways' contributions to the primary plan are not allocated to the account of any particular employee. The primary plan was frozen on December 31, 1991, and accordingly, retirement benefits payable under the plan were determinable on that date.

  The secondary plan is a target benefit defined contribution plan. The secondary plan was established in 1983 as a result of changes to the Internal Revenue Code of 1986, as amended (the "Code"), which lowered the maximum benefit payable from a defined benefit plan. In the event that the benefit produced under the primary plan formula cannot be accrued for any employee covered by such plan because of the limit on benefits payable under defined benefit plans, contributions were made on behalf of such employee to the secondary plan. Such contributions were calculated to provide the benefit produced under the formula in the primary plan in excess of such limit, to the extent permitted under the Code's limitation on the contributions to defined contribution plans. US Airway's contributions to the secondary plan are allocated to individual employees' accounts. During 1996, no contributions were made to any executive officer's account. The secondary plan was also frozen on December 31, 1991.

  Under the Retirement Plan, benefits usually begin at the normal retirement age of 65. The Retirement Plan also provides benefits for employees electing early retirement from ages 55 through 64. If such an election is made, the benefits may be reduced to reflect the longer interval over which the benefits will be paid. Executive officers participate in the Retirement Plan on the same basis as other employees of US Airways.

  Contributions to and benefits payable under the Retirement Plan must be in compliance with the applicable guidelines or maximums established by the Code. US Airways has adopted an unfunded supplemental plan which will provide those benefits which would otherwise be payable to officers under the Retirement Plan, but which, under the Code, are not permitted to be funded or paid through the qualified plans maintained by US Airways. Benefit accruals under the supplemental plan also ceased upon the freezing of the Retirement Plan on December 31, 1991. Such supplemental plan provides that any benefits under the unfunded supplemental plan will be paid in the form of a single, lump sum payment. Such supplemental plans are specifically provided for under applicable law and have been adopted by many corporations under similar circumstances. Mr. Long is currently entitled to receive retirement benefits in excess of the limitations established by the Code.

  The following table presents the noncontributory benefits payable per year for life to employees under the frozen Retirement Plan and the unfunded supplemental plan described above, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.

                                      NONCONTRIBUTORY PENSION BASED ON YEARS OF
 FNAL EARNINGSI                                        SERVICE
 A DEFINED INS                       --------------------------------------------
   THE PLAN                          10 YEARS 15 YEARS 20 YEARS 25 YEARS 30 YEARS
--------------                       -------- -------- -------- -------- --------
  $ 100,000......................... $ 19,226 $ 28,840 $ 38,453 $ 48,066 $ 53,066
    200,000......................... $ 43,226 $ 64,840 $ 86,453 $108,066 $118,066
    300,000......................... $ 67,226 $100,840 $134,453 $168,066 $183,066
    400,000......................... $ 91,226 $136,840 $182,453 $228,066 $248,066
    500,000......................... $115,226 $172,840 $230,453 $288,066 $313,066
    600,000......................... $139,226 $208,840 $278,453 $348,066 $378,066
    700,000......................... $163,226 $244,840 $326,453 $408,066 $443,066
    800,000......................... $187,226 $280,840 $374,453 $468,066 $508,066
    900,000......................... $211,226 $316,840 $422,453 $528,066 $573,066
  1,000,000......................... $235,226 $352,840 $470,453 $588,066 $638,066

  The values reflected in the above chart represent the application of the Retirement Plan formula to the specified amounts of compensation and years of service. The compensation covered by the Retirement Plan is salary and bonus, as reported in the Summary Compensation Table. The credited years of service under the Retirement Plan through the date of freezing of the plan (December 31, 1991) for each of the individuals included in the Summary Compensation Table are as follows: Messrs. Wolf, Gangwal, Lagow and Nagin--none, and Mr. Long--17 years.

  US Airways has entered into agreements with Messrs. Wolf, Gangwal, Nagin, Lagow and Long which provide for a supplement to their retirement benefits under the Retirement Plan. The supplements are designed to provide such persons with the additional benefits they would have received had they been employed by US Airways for the minimum number of years to be entitled to full retirement benefits under the Retirement Plan and provides for pension benefits to be calculated using their salary of record rather than the salary in effect under various salary reduction programs. The credited years of service under these supplemental arrangements for each of the individuals included in the Summary Compensation Table are as follows: Mr. Wolf-30 years, Mr. Gangwal-5 years, Mr. Nagin-4 years, Mr. Lagow-15 years and Mr. Long-17 years.

  Commencing in January of 1993, US Airways adopted a defined contribution plan retirement program comprised of (i) a money purchase pension plan where contributions are based on a percentage of compensation and is age-weighted,
(ii) a 401(k) savings plan with a company match, and (iii) a profit sharing plan. This retirement program is an individual account program and amounts contributed to each named executive's account were included in the Summary Compensation Table above.

EMPLOYMENT ARRANGEMENTS WITH MESSRS. WOLF, GANGWAL AND NAGIN

  Under his employment arrangements with US Airways, Mr. Wolf is entitled to an annual base salary of not less than $500,000. In addition, Mr. Wolf is eligible for an annual bonus pursuant to the terms of the Incentive Compensation Plan. Bonus eligibility will be based on performance criteria established by the Human Resources Committee or payable at the Committee's discretion if they believe performance and circumstances are appropriate for such payment. Under the plan, Mr. Wolf may receive a bonus of 50% of annual base salary for target results, which may be increased for results in excess of the target up to a maximum bonus of 100% of base salary.

  Mr. Wolf received an award of stock options and Restricted Stock, as follows:
(i) 1,300,000 stock options effective January 16, 1996, at an exercise price based on the fair market value of the stock on January 16, 1996 ($12.1875) with 500,000 options vesting immediately on January 16, 1996, 575,000 options vesting on January 16, 1997, 75,000 options vesting on January 16, 1998, 75,000 options vesting on January 16, 1999, and the remaining 75,000 options vesting on January 16, 2000, and (ii) 325,000 shares of Restricted Stock, effective January 22, 1996, vesting ratably on the first through fourth anniversaries of the effective grant date.

  US Airways has entered into a supplemental retirement agreement with Mr. Wolf which will provide him with a pension benefit under the formula contained in US Airways' frozen defined benefit pension plan for salaried employees, on the basis that he had "deemed credited service" under the plan for all of his 29 years of service within the airline industry and without regard to certain limitations set forth in the Code. Benefits will be calculated on the assumption that Mr. Wolf's annual compensation has been and will remain at the rate of the annual base salary set forth above and the maximum bonus described above has been earned. Mr. Wolf became vested in 25% of this supplemental benefit on the date of his employment and 25% of this supplemental benefit on the first anniversary of the date of his employment and will become incrementally vested in the remainder of this supplemental benefit ratably on the second and third anniversary of the date of his employment. This benefit is subject to an offset for benefits payable as a result of contributions from US Airways to the tax-qualified and non-qualified defined contribution retirement program for salaried employees of US Airways.

  Under their employment arrangements with US Airways, Messrs. Gangwal and Nagin are entitled to annual base salaries of not less than $400,000 and $340,000, respectively. Upon employment, Mr. Gangwal became entitled to the purchase and assignment by US Airways of an annuity with an after-tax value of $1 million and Mr. Nagin received a $275,000 signing bonus. Both Mr. Gangwal and Mr. Nagin are eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. Bonus eligibility will be based on performance criteria to be established by the Human Resources Committee or payable at the Committee's discretion if they believe performance and circumstances are appropriate for such payment. If Mr. Gangwal and Mr. Nagin achieve their targets, they will receive a bonus of 50% and 35% of their annual base salary, respectively, which may be increased for results in excess of the target up to a maximum bonus of 100% and 70% of their base salaries, respectively. Messrs. Gangwal and Nagin received awards of 850,000 and 225,000 stock options, respectively, effective January 31, 1996, at an exercise price of $14.875 (the fair market value on January 31, 1996), with 20% of the respective options vesting immediately on such dates and an additional 20% vesting on the first through fourth anniversaries of such dates.

  Messrs. Gangwal and Nagin received 250,000 and 50,000 shares, respectively, of Restricted Stock, with 50,000 and 10,000 shares, respectively, vesting immediately on February 19 and 6, 1996, respectively, and 20% of each such grant vesting on the first through fourth anniversaries of such dates.

  US Airways has entered into a supplemental retirement agreement with each of Mr. Gangwal and Mr. Nagin which will provide each with a pension benefit under the formula contained in US Airways' frozen defined benefit pension plan for salaried employees, on the basis that each had "deemed credited service" under the plan accruing at the rate of: (1) five (Mr. Gangwal) or four (Mr. Nagin) years of "deemed service" for each year of actual service up through the fifth year of employment of each; and (2) one year of service for each year of actual service after five years of employment; up to a maximum of 30 years of credited service. The benefits will be calculated on actual base salary and the assumption that the maximum bonus described above has been earned. This benefit is subject to an offset for benefits payable as a result of contributions from US Airways to the tax-qualified and non-qualified defined contribution retirement program for salaried employees of US Airways.

  In connection with their employment arrangements, each of Messrs. Wolf, Gangwal and Nagin also received relocation assistance (and, in the case of Messrs. Gangwal and Nagin, tax reimbursement related thereto) and became entitled to reimbursement of fees for certain tax and financial planning advice. Each of Messr. Wolf's, Gangwal's and Nagin's stock options and Restricted Stock and benefits under the supplemental retirement agreement will vest immediately upon a change-of-control, a termination of employment without cause or upon resignation for good reason.

  The Company has entered into agreements substantially similar to the Employment Contracts (described below) with each of Messrs. Wolf, Gangwal and Nagin.

ARRANGEMENTS CONCERNING TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

  In connection with their respective retirements, the Company entered into certain arrangements with Messrs. Schofield and Lagow.

  Pursuant to an agreement approved by the Board of Directors, in consideration for his past services to US Airways and for services between the date of the agreement and the time of his retirement, USAir agreed to provide Mr. Schofield with (i) payments required under his employment agreement with US Airways for termination upon mutual agreement paid as if such termination was by Mr. Schofield for "good reason", (ii) a six-month consulting arrangement and (iii) supplemental pension benefits based on his salary of record, as described below.

  Upon his retirement, Mr. Schofield received an aggregate of $1,719,231 pursuant to the terms of his Employment Agreement and became entitled to receive payment for his six-month consulting arrangement at his salary rate in effect on the date of his retirement ($500,000). Mr. Schofield's supplemental pension benefit was $3,310,794.

  Upon his retirement, Mr. Lagow received $1,291,963 in severance payments pursuant to the terms of his Employment Agreement. In addition, Mr. Lagow was provided with certain additional pension benefits, Restricted Stock vesting and retiree health and medical benefits.

  US Airways currently has employment contracts (the "Employment Contracts") with the executive officers (the "Executives") named in the Summary Compensation Table who remain employees of the Company. The terms of the Employment Contracts extend until the earlier of the fourth anniversary thereof or the Executive's normal retirement date and are subject to automatic one-year annual extensions on each anniversary date (to the fourth anniversary of such anniversary date) unless advance written notice is given by US Airways. In exchange for each Executive's commitment to devote his or her full business efforts to US Airways, the agreements provide that each Executive will be re-elected to a responsible executive position with duties substantially similar to those in effect during the prior year and will receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in each Employment Contract, the term of each Employment Contract is automatically extended until the earlier of the fourth anniversary of the change of control date or the Executive's normal retirement date.

  The Employment Contracts provide that, should US Airways or any successor fail to re-elect the Executive to his or her position, assign the Executive to inappropriate duties which result in a diminution in the Executive's position, authority or responsibilities, fail to compensate the Executive as provided in the Employment Contract, transfer the Executive in violation of the Employment Contract, fail to require any successor to US Airways to comply with the Employment Contract or otherwise terminate the Executive's employment in violation of the Employment Contract, the Executive may elect to treat such failure as a breach of the Employment Contract if the Executive then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of the Employment Contracts, US Airways or its successor would be required to pay the Executive a lump sum equal to either (i) his annual base salary for the then remaining term of the Employment Contract (in the case of Messrs. Wolf, Lagow and Long), or (ii) three years' base salary (in the case of Messrs. Gangwal and Nagin), and to continue granting certain employee benefits for the then remaining term of the Executive's Employment Contract. If the breach follows a change of control, the Executive would be entitled to receive (i) an amount equal to the product of three times the sum of the Executive's annual base salary plus an annual bonus,
(ii) a lump sum equal to the actuarial equivalent of the pension benefits which the Executive would have received had he remained employed by US Airways until the end of the term of the Employment Contract, (iii) medical benefits until such time as the Executive qualifies for group medical benefits from another employer, (iv) travel benefits for the Executive's life, and (v) continuation of certain other benefits during the remainder of the term of the Employment Contract. In addition, except under certain circumstances, during the 30-day period immediately following the first anniversary of a change of control any Executive could elect to terminate his or her Employment Contract for any reason and receive the liquidated damages described in the immediately preceding sentence. Each Employment Contract provides that the Executive shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of such Executive's rights under the Employment Contract. Each Employment Contract also provides that any payments the Executive receives in the event of a termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, the Executive would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

  Currently, under the Company's 1984 Stock Option and Stock Appreciation Rights Plan (the "1984 Plan"), 1988 Stock Incentive Plan (the "1988 Plan") and the 1996 Stock Incentive Plan (the "1996 Plan", and together with the 1984 Plan and the 1988 Plan, the "Plans"), pursuant to which employees of the Company and its subsidiaries have been awarded stock options and stock appreciation rights with respect to Common Stock and shares of Restricted Stock, the occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof, and under certain circumstances, would cause shares of Restricted Stock to vest. In addition, grantees would be able, during the 60-day period immediately following a change of control, to surrender all unexercised stock options under the Plans to the Company for a cash payment equal to, in the case of options not issued in tandem with stock appreciation rights, the excess, if any, of the fair market value of the Common Stock over the exercise prices of such stock options or, in the case of options issued in tandem with stock appreciation rights, the positive value of such stock appreciation rights.

  Notwithstanding anything to the contrary set forth in any of the Company's or US Airways' filings under the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that incorporates by reference this Proxy Statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

  The policies of the Human Resources Committee of the Board of Directors (the "Committee") with respect to compensation of the Company's executive officers are to:

  . attract and retain talented and experienced senior management by offering compensation that is competitive with respect to other major U.S. airlines and other U.S. companies of comparable size; and

  . motivate senior management to provide a high-quality product to consumers with the ultimate goal of maximizing profitability and stockholder returns by offering incentive and long-term compensation that is linked to performance criteria and the market value of the Common Stock.

  The compensation package for executive officers of the Company is comprised of three elements--base salary, annual cash incentive compensation, and long-term incentive compensation. The Committee plays an active role in the oversight and review of all compensation paid to executive officers of the Company. The Committee and the full Board of Directors, in consultation with the Executive Vice President-Human Resources of US Airways and, if warranted, an independent compensation consultant, annually review the total compensation package of the Company's executive officers, including the Chairman and Chief Executive Officer and the four other officers named in the Summary Compensation Table. The Committee reviewed the market rate for peer-level positions of the other major domestic passenger airlines, including, but not limited to, Delta Air Lines, Inc. ("Delta"), United Air Lines ("United") and American Airlines ("American") and other companies of comparable size. Delta, United and American (or their parent companies) are included in the S&P Airline Index, which is used in the Performance Graph. Based on these comparisons and in consultation with its independent consultant, the Committee established the base salary for the Chief Executive Officer and other executive officers.

  While the Committee reviews the salaries of the other major airlines to establish a market rate, the Committee does not necessarily "target" any specific range, such as the lower end, median or upper end of the comparison range, when setting the Chief Executive Officer's base salary. According to publicly available information, Mr. Wolf's base salary was lower than the base salaries for the chief executive officers of United, American and Delta.
Mr. Wolf did not participate in Committee or Board of Directors deliberations or decision-making regarding any aspect of his compensation.

  The principal elements of the Company's compensation paid to the executive officers with respect to 1996 are discussed below.

  Base Salary.

  Historically, the Committee has awarded merit increases based on measuring individual performance against objectives. However, due to the Company's poor financial performance from 1989 through 1994, generally the Committee had not awarded merit increases in executive officer base salaries during those years.

  In response to a significant rate of resignations of officers and management personnel during 1994 and 1995, the Committee commissioned a review by its independent compensation consultants of competitive compensation programs. In November 1995, the Committee approved new base salaries for executive officers (other than the chief executive officer and chief operating officer) and approved Restricted Stock grants to such officers. Such new base salaries became effective January 1, 1996 and were the first increase in officer salary rates since April 1993 and July 1989 prior thereto.

  Annual Cash Incentive Compensation. The Committee adopted the Incentive Compensation Plan effective on January 1, 1996. The plan is administered by the Committee. All officers, including the executive officers, and certain other key management employees of the Company are eligible to participate in the plan.

  For fiscal years prior to 1996, the Committee was authorized to grant awards under this plan only if the Company achieved a two percent or greater return on sales ("ROS") for a fiscal year. The target level of performance was four percent ROS. The maximum level of performance recognized under the plan was a six percent ROS. Additionally, for each officer of the Company, the Committee has previously set an incentive compensation target percentage and a maximum percentage. If the Company achieved the target performance of four percent ROS, the full target percentage set by the Committee for the individual officer is applied to the individual's base salary for the year to determine the cash bonus award (the "Target Award") for the individual. Target Awards for executive officers range from 30% to 50% of base salary.

  In conjunction with the overall compensation review conducted by the Committee in November of 1995, the Committee approved amendments to the incentive compensation plan. Future incentive compensation will be paid under the terms of the amended plan. The amended plan provides for the payment of both incentive and discretionary awards. The incentive awards are based upon achieving pre-established performance objectives which will be established by the Committee annually. Incentive awards will continue to be paid on the basis of Target Awards established by the Committee. The Target Awards for executive officers (ranging from 30% to 50% of base salary) remain the same under the amended plan. The Committee retains the right to adjust an executive's incentive award based on individual performance. The amended plan also provides for discretionary awards to be paid at the discretion of the Committee.

  For the 1996 fiscal year, the Committee established a percentage Return on Assets as the objective for payment of Incentive Compensation. A target percentage ROA, minimum and maximum percentages were all established. The Company exceeded the target percentage ROA for fiscal year 1996. The Committee has not yet taken action establishing the amount of the incentive awards to be paid to executives for the 1996 fiscal year. The Committee retains discretion to increase or decrease awards based on individual performance.

LONG TERM INCENTIVE PROGRAMS

  Stock Options. The executive officers of the Company participate in the Company's 1984 Stock Option and Stock Appreciation Rights Plan (the "1984 Plan"), the 1988 Stock Incentive Plan (the "1988 Plan") and the 1996 Stock Incentive Plan (the "1996 Plan"). The 1984 Plan, the 1988 Plan and the 1996 Plan are administered by the Committee. The Committee is authorized to grant options under these plans only at an exercise price equal to the fair market value of a share of Common Stock on the effective date of the grant.

  The Committee determines the size of any option grant under the plans based upon (i) the Committee's perceived value of the grant to motivate and retain the individual executive; (ii) a comparison of long-term incentive practices within the commercial airline industry and of other companies of comparable size; (iii) a comparison of awards provided to peer executives within the Company; and (iv) the number of outstanding options held by the grantee and the exercise prices of these options. Although the Committee supports and encourages stock ownership in the Company by its executive officers, it has not promulgated any standards regarding levels of ownership by executive officers.

  During 1996, the only executive officers to be granted options were newly hired executive officers and executive officers who received promotions. The stock option awards made in 1996 were non-qualified options and were subject to a graduated vesting schedule over a period of three to five years.

  In connection with the company-wide salary reduction program in 1992 and 1993, the Company established the 1992 Stock Option Plan (the "1992 Plan"). The 1992 Plan is also administered by the Committee. Under the 1992 Plan, the Committee granted every employee of the Company who participated in the salary reduction program non-qualified options to purchase 50 shares of Common Stock at $15 per share for each $1,000 of salary foregone during the reduction period. The Committee granted executive officers options under the 1992 Plan in accordance with the same formula applicable to all other employees of the Company.

  Restricted Stock. Under the terms of the 1988 Plan and the 1996 Plan, the Committee is authorized to grant awards of Restricted Stock. In 1996, the Committee granted Restricted Stock to a total of three executive officers, Messrs. Wolf, Gangwal and Nagin upon their initial hire. These awards were all subject to a four year or five year vesting schedule, with restrictions lapsing on a percentage of the award on each anniversary of the award.

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code. Section 162(m) provides that companies will not be entitled to a tax deduction for certain compensation paid to certain executive officers to the extent that the compensation exceeds $1 million in a taxable year. In December 1995, the Internal Revenue Service issued final regulations under Section 162(m). It is the policy of the Committee to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company's compensation programs. Some, but not all, of the compensation programs established for executive officers comply with the deductibility requirements under Section 162(m).

NEW EXECUTIVE OFFICERS

  In connection with their employment in early 1996, each of Messrs. Wolf, Gangwal and Nagin negotiated compensation packages which are described elsewhere in the Proxy Statement. Such arrangements were negotiated by the Company at arm's-length and, in the Committee's judgment, are consistent with the overall compensation goals and philosophies of the Company. An independent compensation consultant provided the Committee with an opinion that the compensation packages for these executives were fair and reasonable considering the management needs of the Company and competition in the industry.

  The Committee will continue to review all executive compensation and benefits matters presented to it and will act based on the best information available in the best interests of the Company, its shareholders and employees.

                                        Mathias J. DeVito, Chairman
                                        George J. W. Goodman
                                        John W. Harris
                                        John G. Medlin, Jr.
                                        Raymond W. Smith

                               PERFORMANCE GRAPH

                             [GRAPH APPEARS HERE]

  The above graph compares the performance of the Company's Common Stock during the period December 31, 1991 to December 31, 1996 with the S&P 500 Index and the S&P Airline Index during the relevant time period. The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Airline Index, at closing prices on December 31, 1991. The stock price performance shown on the graph above is not necessarily indicative of future price performance. The S&P Airline Index consisted of AMR Corporation, Delta Air Lines, Inc., UAL Corporation and the Company until December 31, 1993 and AMR, Delta Air Lines, Inc., Southwest Airlines, Inc. and the Company commencing January 1, 1994.

                       SELECTION OF AUDITORS (ITEM NO. 2)

  The Board of Directors of the Company has named KPMG Peat Marwick LLP as independent public accountants to examine the consolidated financial statements of the Company for fiscal year 1997, subject to ratification and approval by the stockholders. KPMG Peat Marwick LLP acted in the same capacity during 1996. A representative from that firm is expected to be present at the annual meeting of stockholders and will be afforded an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

  Fees for KPMG Peat Marwick LLP's 1996 services will amount to approximately $1,008,600, including $573,500 for the examination of financial statements and issuance of reports in compliance with debt or other agreements relating to annual audited financial statements and $435,100 for limited reviews of interim financial statements, consultation and assistance on accounting, tax, and related matters, services performed in connection with preparation of registration statements and examination of financial statements of employee benefit plans.

                             STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS (ITEM NO. 3)

  Mrs. Evelyn Y. Davis, The Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 250 shares of Common Stock, has advised the Company of her intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of Common Stock, determined as if each holder of Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock had converted such shares of preferred stock into Common Stock immediately prior to the Record Date, present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class.

  "RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Pittsburgh, Charlotte, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner."

  SUPPORTING STATEMENT OF THE PROPONENT

    "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures than they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

    Last year the owners of 5,156,187 shares, representing approximately 7.5% of shares voting, voted FOR this proposal.

    If you AGREE, please mark your proxy FOR this resolution."

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Company believes that approval of the stockholder resolution would require the unnecessary expenditure of funds by the Company and would not provide stockholders with any appreciable benefit in return, and it urges stockholders to vote against the resolution.

  The Company complies with all federal, state and local laws relating to political contributions. It believes that essentially all information requested by the stockholder's proposal is publicly available. The significant expense that would be required for the Company to provide this same information by purchasing advertising space in various U.S. newspapers and publishing a separate report to stockholders or including the requested information in other reports to stockholders cannot be justified.

  The total amount of the Company's corporate political contributions is quite small and is insignificant in relation to the Company's business. The Company's corporate policy prohibits the use of Company funds or assets for federal political campaign contributions, in accordance with federal law. Contributions made by the US Airways Political Action Committee (the "US Airways PAC") are fully funded by employee contributions. The US Airways PAC does not contribute any corporate funds. Records of all contributions made by the US Airways PAC are filed with the Federal Election Commission and are available to the public.

  For the foregoing reasons, the Company believes that implementation of the stockholder's proposal would constitute a waste of corporate assets precisely at a time when the Company is attempting to reduce costs wherever possible.

  This proposal was rejected by the shareholders last year by a vote of 87.4% against.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 3).

STOCKHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING (ITEM NO. 4)

  The New York City Police Pension Fund, One Centre Street, New York, New York 10007-2341, which owns 59,655 shares of Common Stock, has advised the Company of its intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of Common Stock, determined as if each holder of Series A Preferred Stock, Series F Preferred Stock and Series T Preferred Stock had converted such shares of preferred stock into Common Stock immediately prior to the Record Date, present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class.

  "RESOLVED, that the shareholders of the Company request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Company."

SUPPORTING STATEMENT OF THE PROPONENT

  "The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

  Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

  Strong support was shown at the last annual meeting when 36.2% of the votes were cast in favor of this proposal.

  It is our belief that shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

  This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Company to have access to the vote of its shareholders without their specific consent.

  Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

  We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

  "We hope that you would agree and vote FOR this proposal."

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

  The Board of Directors believes that approval of the stockholder resolution would limit the Company's ability to communicate with its stockholders and urges stockholders to vote against the resolution.

  For more than twenty years the Company has used an independent tabulator and inspector of election and has no plans to discontinue this practice. The proponent's resolution would have no effect on the Company's practice in this regard. However, the Company is opposed to a requirement that balloting be confidential.

  In recent years the SEC has amended its proxy rules to improve communications between corporations and beneficial owners. Confidential voting is inconsistent with open communications. In the interest of promoting an open dialogue with its stockholders, the Company believes it should be able to communicate with its stockholders as permitted under the proxy rules without the impediments that confidential voting would impose. The proponent acknowledges that the Company has not coerced its stockholders and that it complies with current Federal and state proxy regulations in its communications with stockholders.

  The Company also believes that cutting off its access to voting results would interfere with the vote gathering and tabulation process. The Company is responsible for, among other things, soliciting votes to obtain a quorum, pursuing proxies that are missing in the mails and helping to resolve voting ambiguities. Currently, almost 90% of the Common Stock is held in the names of nominees. The tabulating process has become increasingly cumbersome as ownership has been layered through the use of depositories, nominees and "street names." The addition of a further layer of secrecy would, in the Company's view, only make the process more cumbersome and costly. To the extent the Company cannot participate and clarify voting ambiguities, shares may not be voted and stockholders may be disenfranchised.

  In summary, the Company believes that confidential voting would impair stockholder communications and would not serve any useful purpose.

  This proposal was rejected by the shareholders last year by a vote of 63.2% against.

  ACCORDINGLY, THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE STOCKHOLDER RESOLUTION (ITEM NO. 4).

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

  The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

                     COST AND METHOD OF PROXY SOLICITATION

  Proxies will be solicited by mail. The expense of such solicitation will be borne by the Company. Directors, officers, or regular employees of the Company and US Airways may solicit proxies by telephone or in person. The cost of such solicitation will be nominal. In addition, D.F. King & Co., Inc. has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee not to exceed $17,500 for its services.

     DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals, in order to be timely submitted for inclusion in the Company's proxy materials for the 1998 annual meeting of stockholders, expected to be held in late May 1998, must be received at the Company's principal executive offices by January 23, 1998.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  This Proxy Statement incorporates by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, all subsequent Quarterly Reports on Form 10-Q filed before the date of the meeting and Appendices I through IX to the Company's Proxy Statement dated April 26, 1993.

  Any statement contained in a document incorporated by reference in this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document which is also incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any statements so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any and all the information that has been incorporated by reference in the Proxy Statement (not including the exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that the Proxy Statement incorporates). Written requests should be addressed to the Director--Investor Relations of US Airways Group, Inc., US Airways Group, Inc., 2345 Crystal Drive, Arlington, Virginia 22227. Oral requests may be made by telephone to the following number: (703) 418-5305.

                                          By Order of the Board of Directors,


                                                  Michelle V. Bryan
                                                     Secretary

March 31, 1997

--------------------------------------------------------------------------------

                             US AIRWAYS GROUP, INC.

                                     PROXY

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                                  STOCKHOLDERS
                                ON MAY 21, 1997

  The undersigned hereby appoints M.V. Bryan, J.W. Harper and L.M. Nagin, and each of them, proxies (each with power of substitution) of the undersigned to attend the above annual meeting of stockholders of US Airways Group, Inc. and any adjournment thereof and thereat to vote all shares of stock held by the undersigned, as specified on the reverse side, and on any other matters that may properly come before said meeting.

  For those participants who may hold shares in the USAir, Inc. Employee Stock Ownership Plan (the "ESOP") or the USAir, Inc. Employee Savings Plan, the USAir, Inc. 401(k) Savings Plan or the Supplemental Retirement Plan of Piedmont Aviation, Inc. (collectively, the "Plans"), please fill in and sign this card and mail it in time to be received no later than May 15, 1997, in order to be voted in a timely manner by the Trustee of the ESOP, State Street Bank and Trust Company (the "ESOP Trustee"), and the administrator of the Plans, Fidelity Management Trust Company (the "Administrator"). After May 15, 1997 the instructions cannot be revoked and, in accordance with the ESOP and the Plans, you may not vote these shares in person at the Meeting. The Trustee is authorized to vote the ESOP shares and the Administrator is authorized to vote the Plan shares for which instructions have been given upon such other business as may come before the meeting. Chase Mellon Shareholder Services, L.L.C. will tally the vote on behalf of the Trustee and the Administrator.

               THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

 Comments:

                                                                   See Reverse
                                                                       Side

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------
                                                             Please mark   [X]
                                                             your votes as
                                                             indicated in
                                                             this example


BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND
4




1. ELECTION OF DIRECTORS          TO WITHHOLD
   FOR all nominees                AUTHORITY
   (Except as marked           (For all Nominees
   to the contrary*)                listed)

       [_]                            [_]

NOMINEES:
M.J. DeVito, R. Gangwal, G.J.W. Goodman, J.W. Harris, E.A. Horrigan, Jr., R. LeBuhn, J.G. Medlin, Jr., H.M. Merriman, R.W. Smith, S.M. Wolf.
*INSTRUCTION:
To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.

2. Approval of the selection of KPMG Peat Marwick LLP as auditors.


    FOR     AGAINST     ABSTAIN     Will attend meeting                   [_]
    [_]       [_]         [_]


THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4 IF NO CHOICE IS SPECIFIED.
                                    I have noted comments on reverse side [_]

3. Stockholder proposal relating to political contributions.

    FOR     AGAINST     ABSTAIN     Change of Address                     [_]
    [_]       [_]         [_]

4. Stockholder proposal concerning confidential voting.

    FOR     AGAINST     ABSTAIN
    [_]       [_]         [_]



Signature(s)                               Date
             ---------------------------        -------------------------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                           . FOLD AND DETACH HERE .
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING